UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2026

HANOVER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-41384	81-3324480
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 East Jericho Turnpike, Mineola, New York	11501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 548-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock	HNVR	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2026, the Board of Directors of Hanover Bancorp, Inc. (the “Company”) and its wholly-owned bank subsidiary, Hanover Community Bank (the “Bank”), approved a Transition Agreement and General Release for McClelland “Mac” Wilcox, President of the Company and the Bank.  Mr. Wilcox will be leaving the Company and the Bank in connection with a management restructuring initiative.  Mr. Wilcox’s last day with the Company and the Bank will be March 31, 2026, unless sooner under the terms of the Amended and Restated Employment Agreement by and between Mr. Wilcox and the Bank, dated as of April 27, 2023 (“Employment Agreement”).

Subject to the execution and non-revocation of the Transition Agreement and General Release, Mr. Wilcox will be entitled to a severance benefit in the amount of approximately $2.15 million pursuant to terms of his Employment Agreement.

On February 12, 2026, the Company’s Board of Directors appointed Michael Puorro, the Chairman and Chief Executive Officer of the Company and the Bank, as the President of the Company and the Bank, effective immediately following Mr. Wilcox’s last day of employment.  Biographical and other information about Mr. Puorro can be found in the section of the Company’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on March 26, 2025, titled “Certain Information About the Board of Directors,” which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANOVER BANCORP, INC.

Date: February 19, 2026	By:	/s/ Lance P. Burke
Lance P. Burke
Senior Executive Vice President & Chief Financial Officer
(Principal Financial Officer)